Exhibit 4.19

Date 20 January 2011

STAR BULK CARRIERS CORP.
as Borrower

-and –

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Lender

LOAN AGREEMENT

relating to a US$70,000,000 term loan facility to provide pre and post delivery finance in respect of the construction and acquisition of two Capesize bulk carriers having builder’s Hull nos. PN063 and PN064, currently under construction in Philippines by Hhic-Phil Inc., a subsidiary of Hanjin Heavy Industries, Korea

WATSON, FARLEY & WILLIAMS
Piraeus

INDEX

Clause		Page
1	INTERPRETATION	1
2	FACILITY	16
3	DRAWDOWN	17
4	INTEREST	18
5	INTEREST PERIODS	19
6	DEFAULT INTEREST	20
7	REPAYMENT AND PREPAYMENT	21
8	CONDITIONS PRECEDENT	23
9	REPRESENTATIONS AND WARRANTIES	24
10	GENERAL UNDERTAKINGS	26
11	CORPORATE UNDERTAKINGS	30
12	INSURANCE	31
13	SHIP COVENANTS	36
14	SECURITY COVER	40
15	PAYMENTS AND CALCULATIONS	42
16	APPLICATION OF RECEIPTS	42
17	APPLICATION OF EARNINGS	43
18	EVENTS OF DEFAULT	45
19	FEES AND EXPENSES	49
20	INDEMNITIES	50
21	NO SET-OFF OR TAX DEDUCTION	52
22	ILLEGALITY, ETC	52
23	INCREASED COSTS	53
24	SET-OFF	54
25	TRANSFERS AND CHANGES IN LENDING OFFICE	54
26	VARIATIONS AND WAIVERS	55
27	NOTICES	56
28	SUPPLEMENTAL	57
29	LAW AND JURISDICTION	57

THIS AGREEMENT is made on 20 January 2011

BETWEEN

(1)
STAR BULK CARRIERS CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Marshall Islands (the “Borrower”); and

(2)
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a French societe anonyme, acting in such capacity having its registered office at 9, quai du President Paul Doumer, 92920 Paris La Defense Cedex, France registered under the SIREN No. 304 187 701 at the Registre du Commerce et des Societes of Nanterre (the “Lender”).

WHEREAS

(A)	The Lender has agreed to make available to the Borrower:

(i)
pre-delivery term loan facility of up to US$42,720,000 to be made available in four advances for the purpose of financing the whole or, at the case may be, a substantial part of the keel-laying and launching instalments payable by the Borrower or, as the case may be, the Owners to the Builder under two shipbuilding contracts for the construction and acquisition of two Capesize bulk carriers, each of approximately 180,000 metric tons deadweight currently under construction in the Philippines by Hhic-Phil Inc., a subsidiary of Hanjin Heavy Industries, Korea, having builder’s Hull Nos. PN063 and PN064 respectively; and

(ii)	a post-delivery term loan facility of up to US$70,000,000 to be divided into two equal advances of US$35,000,000 (one for each of the newbuildings) which shall be made available for the purpose of:

(a)
(notionally) refinancing the part of the pre-delivery term loan facility referred to in paragraph (i) above which is applicable to the relevant newbuilding in accordance with the terms of this Agreement;

(b)	financing the delivery instalment payable by each Owner under the shipbuilding contract to which it is a party; and

(c)
providing the Borrower with additional liquidity for general corporate purposes by using the part (if any) of each such advance which is not used by the Borrower, in accordance with the terms of this Agreement, after the financing or, as the case may be, the refinancing of the items listed in paragraphs (a) and (b) above.

(B)
The Borrower may, upon its request, hedge, from time to time, its exposure under this Agreement to interest rate fluctuations by entering into interest rate swap transactions with the Lender pursuant to the Master Agreement (as defined below).

IT IS AGREED as follows:

1           INTERPRETATION

1.1           Definitions. Subject to Clause 1.5, in this Agreement:

“Account” means each of the Earnings Accounts and the Retention Account and, in the plural, means all of them;

“Account Pledge” means, in respect of each Account, a deed or pledge creating security in respect of that Account in the Agreed Form and, in the plural, means all of them;

“Accounting Information” means the annual audited consolidated accounts of the Group referred to in Clause 10.6(a) or, as the context may require, the annual unaudited consolidated accounts of the Group referred to in Clause 10.6(b);

“Advances” means, together, the Predelivery Advances and the Delivery Advances and, in the singular, means any of them;

“Advance A” means each of the Owner A Advance A and the Owner B Advance A and, in the plural, means both of them;

“Advance B” means each of the Owner A Advance B and the Owner B Advance B and, in the plural, means both of them;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Approved Flag” means the Marshall Islands flag or such other flag as the Lender may approve as the flag on which a Ship is or, as the case may be, shall be registered;

“Approved Flag State” means the Republic of Marshall Islands or any other country in which the Lender may approve that a Ship is or, as the case may be, shall be registered;

“Approved Manager” means, in relation to the:

(a)
commercial management of each Ship, Star Bulk Management Inc., a corporation incorporated in the Republic of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MI-I 96960; and

(b)	technical management of each Ship, Star Bulk S.A., a corporation incorporated in Liberia having its registered office at 80 Broad Street, Monrovia, Liberia,

each maintaining an office (in accordance with Greek law 89) at 7 Fragoklisias, 151 25 Maroussi, Athens, Greece or any other company which the Lender may approve from time to time as the commercial and/or technical manager of a Ship and, in the plural, means both of them;

“Asset Cover Ratio” means the ratio of the aggregate of the Market Value of the Mortgaged Ships, at the relevant time, expressed as a percentage of the Loan;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)
in relation to, each Tranche, the date falling on the earlier of (A) the Delivery Date in respect of the Ship to which that Tranche relates and (B) 210 days after the Scheduled Deliver Date in respect of that Ship,

(or, in each case, such later date as the Lender may agree with the Borrower); or

(b)	if earlier, the date on which the Lender’s obligation to make the Loan is cancelled or terminated;

“Balloon Instalment” has the meaning given to it in Clause 7.1(b)(ii);

“Builder” means Hhic-Phil Inc., a company incorporated in the Republic of Philippines whose principal office is at Green Beach 1, Redondo Peninsula, Sitio Agushin Brgy, Cawag, Subic Zambales, the Philippines;

“Business Day” means a day on which banks are open in London, Paris, Seoul, Manila, Piraeus and Athens and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charterparty” means, in relation to a Ship, any time charterparty in respect of that Ship of 12 months or more and any guarantee of such charter or other contract of employment in respect of that Ship to be entered into by the Owner of that Ship and a charterer approved in all respects by the Lender in its sole discretion and, in the plural, means all of them;

“Charterparty Assignment” means, in relation to each Ship, the first priority assignment of the rights of the Owner of that Ship under any Charterparty to which that Ship may be subject at any time during the Security Period executed or to be executed by the relevant Owner in favour of the Lender in the Agreed Form and, in the plural, means all of them;

“Compliance Certificate” means a certificate in the form set out in Schedule 3 (or in any other form which the Lender approves or requires in its sole discretion);

“Confirmation” and “Early Termination Date” in relation to any continuing Transaction, have the meanings given in the Master Agreement;

“Contractual Currency” has the meaning given in Clause 20.4;

“Delivery Advance” means, in respect of each Ship:

(a)
on the Drawdown Date of the relevant Delivery Advance, an amount of up to the lesser of (i) $35,000,000 and (ii) 65 per cent. of the Initial Market Value of the Ship which is to be financed by that Delivery Advance to be made available to the Borrower for the purpose of

(i)	(notionally) refinancing the Predelivery Tranche to which that Ship relates;

(ii)	financing the fifth instalment payable under Article X.2(e) of the Shipbuilding Contract to which that Ship relates; and

(iii)
providing the Borrower with additional liquidity for general corporate purposes by using the part (if any) of that Delivery Advance which is not used by the Borrower after the financing or, as the case may be, the refinancing of the items listed in paragraphs (i) and (ii) above in accordance with the terms of this Agreement; and

(b)	at all times thereafter, the principal amount outstanding in respect of that Delivery Advance at the relevant time pursuant to the terms of this Agreement,

and, in the plural, means both of them;

“Delivery Date” means, in respect of each Ship, the date on which title to and possession of that Ship is transferred from the Builder to the relevant Borrower under the Shipbuilding Contract relative to that Ship;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to each Advance, the date requested by the Borrower for that Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship and which arise out of the use or operation of that Ship, including (but not limited to):

(a)           except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to that Owner in the event of requisition of the Ship owned by it for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in respect of each Ship, an account in the name of that Owner with the Lender in Paris designated “[name of Owner] - Earnings Account”, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Earnings Account for that Ship for the purposes of this Agreement and, in the plural, means both of them;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner owning that Ship and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantees;

(c)	the Master Agreement;

(d)	the Master Agreement Assignment;

(e)	the Predelivery Security Assignments;

(f)	the General Assignments;

(g)	the Mortgages;

(h)	the Account Pledges;

(i)	the Shares Pledges;

(j)	the Manager’s Undertakings; and

(k)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower, each Owner and the Group, each period of 1 year commencing on 1 January in respect of which its consolidated accounts are or ought to be prepared;

“Fleet Vessels” means, together, all of the vessels (including, but not limited to, the Ships but excluding any newbuilding vessels which are under construction, at the relevant time, for any member of the Group) from time to time owned by members of the Group;

“Fleet Vessels’ Market Value” means, at any time, the aggregate market value of all Fleet Vessels referred to in the most recent Accounting Information of the Group;

“GAAP” means generally accepted accounting principles in the United States of America;

“General Assignment” means, in respect of each Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation relative to that Ship in the Agreed Form and, in the plural, means both of them;

“Group” means the Borrower and its subsidiaries (whether direct or indirect and including, but not limited to, the Owners) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Guarantee” means, in relation to each Owner, the guarantee executed or to be executed by that Owner in favour of the Lender guaranteeing the obligations of the Borrower under this Agreement and the other Finance Documents in the Agreed Form and, in the plural, means both of them;;

“Initial Market Value” means, in relation to each Ship, the Market Value thereof as at the Drawdown Date for the Delivery Advance relative to that Ship determined by the valuation referred to in paragraph 5 of Schedule 2, Part D;

“Insurances” means:

(a)           all policies and contracts of insurance, including entries of a Ship in any protection and indemnity or war risks association, effected in respect of that Ship, the Earnings or otherwise in relation to the Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 5;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender” means Credit Agricole Corporate and Investment Bank, a French societe anonyme, acting in such capacity having its registered office at 9, quai du President Paul Doumer, 92920 Paris La Defense Cedex, France registered under the SIREN No. 304 187 701 at the Registre du Commerce et des Societes of Nanterre;

“Leverage Ratio” means, at any relevant time, the ratio of:

(a)	Total Debt; to

(b)	the Fleet Vessels’ Market Value;

“LIBOR” means, for an Interest Period:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the Quotation date for that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on Reuters BBA Page LIBOR 01 or if the rate referred to in (a) above would not represent the cost of funding of the Lender, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer to the Lender for deposits in Dollars in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Liquid Funds” means, in respect of the relevant period, the aggregate of cash in hand held by members of the Group with banks or other financial institutions of at least investment grade rating which is free of any Security Interest;

“Major Casualty” means any casualty to a Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $250,000 or the equivalent in any other currency;

“Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by each Approved Manager in favour of the Lender in the Agreed Form agreeing certain matters in relation to that Approved Manager, serving as technical or, as the case may be, commercial manager and subordinating its rights against that Ship and the Owner thereof to the rights of the Lender under the Finance Documents and, in the plural, means all of them;

“Margin” means 2.70 per cent. per annum;

“Market Value” means, in respect of each Ship, the market value of that Ship determined from time to time in accordance with Clause 14.3;

“Master Agreement” means, the master agreement (on the 1992 or 2002 ISDA (Multicurrency - Crossborder) form as modified) made or to be made between the Lender and the Borrower, and includes all Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Assignment” means an assignment of the Borrower’s rights under the Master Agreement in favour of the Lender executed or to be executed by the Borrower in the Agreed Form;

“Mortgage” means, in respect of each Ship, the first preferred or, as the case may be, priority ship mortgage on the Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto executed or to be executed by the Owner owning that Ship in favour of the Lender in the Agreed Form and, in the plural, means both of them;

“Mortgaged Ship” means a Ship which is subject to a Mortgage at the relevant time and, in the plural, means both of them;

“Negotiation Period” has the meaning given in Clause 4.6;

“Nomination” means, in respect of each Ship, the Borrower’s nomination of the relevant Owner as the buyer and prospective owner of that Ship pursuant to Article XIV of the relevant Shipbuilding Contract;

“Nomination Date” means, in respect of each Ship, the date on which the Nomination relative to that Ship takes effect in accordance with Article XIV of the relevant Shipbuilding Contract, being a date falling at any time prior to the Delivery Date in respect of that Ship;

“Owner” means, in relation to:

(a)	the Owner A Ship, Star B; and

(b)	the Owner B Ship, Star P,

and, in the plural, means both of them;

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)
liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.13(h);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where  the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Predelivery Advances” means, together, the Predelivery Tranche A Advances and the Predelivery Tranche B Advances and, in the singular, means any of them;

“Predelivery Security Assignment” means, in relation to each Ship, an assignment of the Shipbuilding Contract and the Refund Guarantee in respect of that Ship in the Agreed Form and, in the plural, means both of them;

“Predelivery Tranche” means, each of the Predelivery Tranche A and Predelivery Tranche B and, in the plural, means both of them;

“Predelivery Tranche A” means an amount of up to $21,400,000 to be made available to the Borrower in two advances as follows:

(a)
an amount of up to $10,700,000 to finance a substantial part of the third instalment payable under Article X.2(c) of the Owner A Shipbuilding Contract upon the keel-laying of the Owner A Ship (the “Owner A Advance A”); and

(b)
an amount of up to $10,700,000 to finance the whole of the fourth instalment payable under Article X.2(d)of the Owner A Shipbuilding Contract upon the launching of the Owner A Ship (the “Owner A Advance B”);

“Predelivery Tranche A Advances” means, together, the Owner A Advance A and the Owner A Advance 13 and, in the singular, means either of them;

“Predelivery Tranche B” means, in respect of the Owner B Ship, an amount of up to $21,320,000 to be made available to the Borrower in two advances as follows:

(a)
an amount of up to $10,660,000 to finance the whole of the third instalment payable pursuant to Article X.2(c) of the Owner B Shipbuilding Contract upon the keel-laying of the Owner B Ship (the “Owner B Advance A”); and

(b)
an amount of up to $10,660,000 to finance the whole of the fourth instalment payable under Article X.2(d) of the Owner B Shipbuilding Contract upon the launching of the Owner B Ship (the “Owner B Advance B”);

“Predelivery Tranche B Advances” means, together, the Owner B Advance A and the Owner B Advance B and, in the singular, means either of them;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Refund Guarantee” means, in relation to each Ship, the irrevocable and unconditional letter of guarantee issued or to be issued by the Refund Guarantor in favour of the Borrower in respect of the instalments payable under the Shipbuilding Contract relative to that Ship (other than the fifth and final instalment payable under Article X.2(e) of the relevant Shipbuilding Contract), as the same shall be amended and/or replaced on the relevant Nomination Date so that the relevant Owner becomes beneficiary, in the Agreed Form and, in the plural, means both of them;

“Refund Guarantor” means The Export-Import Bank of Korea, a company incorporated in the Republic of Korea acting through its office at 16-1, Yoido-Dang, YeongdeongpoGu, Seoul 150-996, Korea;

“Relevant Person” has the meaning given in Clause 18.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower or, as the case may be, in the joint names of the Owners, with the Lender in Paris designated “Star Bulk Carriers Corp. - Retention Account”, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Retention Account for the purposes of this Agreement;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Scheduled Delivery Date” means, in relation to:

(a)	the Owner A Ship, 30 September 2011; and

(b)	the Owner B Ship, 30 November 2011,

being in each case the date referred to in Article VII, 1 of the relevant Shipbuilding Contract as the date on which the Owner of that Ship (as nominee of the Borrower by virtue of the relevant Nomination) shall take delivery thereof in accordance with the terms of that Shipbuilding Contract;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Owner and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 or any other provision of this Agreement or another Finance Document; and

(d)
the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Shares Pledge” means, in relation to each Owner, a first priority pledge of the limited liability company interests in that Owner executed or to be executed by the Borrower, as sole member, in favour of the Lender, each to be in the Agreed Form and, in the plural, means both of them;

“Ship” means each of:

(a)
the Capesize bulk carrier of approximately 180,000 metric tons deadweight which is to be constructed by the Builder for Star B (as nominee of the Borrower) pursuant to the Owner A Shipbuilding Contract currently having Hull No. PN063 and which is to be purchased by Owner A and registered in its name under an Approved Flag in accordance with the laws of the applicable Approved Flag State (the “Owner A Ship”); and

(b)
the Capesize bulk carrier of approximately 180,000 metric tons deadweight which is to be constructed by the Builder for Star P (as nominee of the Borrower) pursuant to the Owner B Shipbuilding Contract currently having Hull No. PN064 and which is to be purchased by Owner B and registered in its name under an Approved Flag in accordance with the laws of the applicable Approved Flag State (the “Owner B Ship”), and, in the plural, means both of them;

“Shipbuilding Contract” means each of

(a)
the shipbuilding contract dated 24 March 2010 made between the Builder and the Borrower for the construction by the Builder of the Owner A Ship (as shall be amended and supplemented by a nomination letter in the Agreed Form pursuant to which the Borrower shall nominate Star B as buyer of the Ship relative to that Shipbuilding Contract and as the same may be further supplemented and amended from time to time subject to the provisions of this Agreement and the other Finance Documents) for, and its purchase by, Star B (as nominee of the Borrower) (the “Owner A Shipbuilding Contract”); and

(b)
the shipbuilding contract dated 6 April 2010 made between the Builder and the Borrower for the construction by the Builder of the Owner B Ship (as shall be amended and supplemented by a nomination letter in the Agreed Form pursuant to which the Borrower shall nominate Star P as buyer of the Ship relative to that Shipbuilding Contract and as the same may be further supplemented and amended from time to time subject to the provisions of this Agreement and the other Finance Documents) for, and its purchase by, Star P (as nominee of the Borrower) (the “Owner B Shipbuilding Contract”),

and, in the plural, means both of them;

“Star B” means Star Borealis LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

“Star P” means Star Polaris LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

“Swap Exposure” means, as at any relevant date, the amount certified by the Lender to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions entered into between the Borrower and the Swap Bank with the Borrower being the defaulting party;

“Total Debt” means the aggregate of the long term debt outstanding in respect of the Fleet Vessels including the current portion of long-term debt, at any relevant time, plus committed credit lines for corporate purposes, but excluding credit lines or outstanding debt for vessels under construction at the relevant time for any member of the Group;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower’s full control; and

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower’s full control;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred;

“Tranche A” means, together, the Predelivery Tranche A Advances and the Delivery Advance relative to the Owner A Ship;

“Tranche B” means, together, the Predelivery Tranche B Advances and the Delivery Advance relative to the Owner B Ship;

“Transaction” has the meaning given in the Master Agreement; and

“Underlying Documents” means, together, the Shipbuilding Contracts and the Refund Guarantees and, in the singular, means any of them.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 12, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its security council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or clause 8 of the Institute Time Clauses (Hulls)(1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3
Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re- enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2           FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement the Lender shall make available to the Borrower:

(a)	a pre-delivery term loan facility of up to $42,720,000, in aggregate, to be made available in up to 4 Predelivery Advances, as follows:

(i)	in the case of the Owner A Ship, 2 Predelivery Advances, each in the amount of $10,700,000; and

(ii)	in the case of the Owner B Ship, 2 Predelivery Advances, each in the amount of $10,660,000,

to finance the keel-laying and launching instalments payable by:

(iii)	at all times prior to the Nomination Date, the Borrower; and

(iv)	at all times thereafter, each Owner,

to the Builder under the relevant Shipbuilding Contract; and

(b)	a post-delivery term loan facility to be made available in 2 Delivery Advances, each in an amount of up to the lesser of:

(i)	$35,000,000; and

(ii)	65 per cent. of the Initial Market Value of the Ship being financed by that Delivery Advance,

for the purpose of:

(A)	(notionally) repaying in full the aggregate amount of the Predelivery Tranche relative to the Ship to which that Delivery Advance relates;

(B)	financing the fifth instalment payable by the Owner acquiring that Ship to the Builder under the Shipbuilding Contract relative to that Ship; and

(C)
providing the Borrower with additional liquidity for general corporate purposes by using the part (if any) of that Delivery Advance which is not used by the Borrower after the financing or, as the case may be, the refinancing of the items listed in paragraphs (A) and (B) above in accordance with the terms of this Agreement.

2.2	Purpose of Loan. The Borrower undertakes with the Lender to use each Advance only for the purpose stated in the preamble to this Agreement.

3           DRAWDOWN

3.1
Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Paris time) 2 Business Days prior to the intended Drawdown Date.

3.2	Availability, The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period; and

(b)	each:

(i)	Advance A shall not exceed the amount of:

(A)	in the case of the Owner A Ship, $10,700,000; and

(B)	in the case of the Owner B Ship, $10,660,000,

and shall be used, in each case, for the purpose of financing the whole of the keel-laying instalment payable under Article X.2(c) of the relevant Shipbuilding Contract;

(ii)	Advance B shall not exceed the amount of:

(A)	in the case of the Owner A Ship, $10,700,000; and

(B)	in the case of the Owner B Ship, $10,660,000,

and shall be used, in each case, for the purpose of financing the whole of the keel-laying instalment payable under Article X.2(d) of the relevant Shipbuilding Contract; and

(iii)	Delivery Advance shall not exceed the lesser of (i) $35,000,000 and (ii) 65 per cent. of the Initial Market Value of the Ship to which that Delivery Advance relates, for the purpose of:

(A)	(notionally) repaying in full the aggregate amount of the Predelivery Advances relative to the Ship to which that Delivery Advance relates; and

(B)	financing the fifth instalment payable by the Owner acquiring that Ship to the Builder under Article X.2(e) of the Shipbuilding Contract relative to that Ship; and

(C)
providing the Borrower with additional liquidity for general corporate purposes by using the part (if any) of that Delivery Advance which is not used by the Borrower after the financing or, as the case may be, the refinancing of the items listed in paragraphs (A) and (B) above in accordance with the terms of this Agreement.

Provided that the aggregate amount of the Delivery Advances shall not exceed $70,000,000 .

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or officer of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4
Disbursement of Advance. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make the relevant Advance to the Borrower; and payment to the Borrower shall be made to the account of the Builder which the Borrower specifies in the Drawdown Notice.

3.5
Disbursement of Advance to third party. The payment by the Lender under Clause 3.4 to the Builder shall constitute the making of an Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance.

4           INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

4.2
Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.3
Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

4.4
Notification of market disruption. The Lender shall promptly notify the Borrower if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5
Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before an Advance is made, the Lender’s obligation to make that Advance shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6
Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4,4 is served after an Advance is made, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

4.7
Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8
Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan plus the Margin; and the procedure provided for by this Clause 4,8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9
Notice of prepayment. If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business Days’ notice of its intention to prepay at the end of the interest period set by the Lender.

4.10
Prepayment. A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

5           INTEREST PERIODS

5.1
Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	3, 6 or 12 months as notified by the Borrower to the Lender not later than 11.00 a.m. (Paris time) 3 Business Days before the commencement of the Interest Period; or

(b)
in the case of the first Interest Period applicable to the second and any subsequent Advance, a period ending on the last day of the Interest Period applicable to the first Advance then current, whereupon all of the Advances shall be consolidated and treated as a single Advance;

(c)	3 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a); or

(d)	such other period as the Lender may agree with the Borrower.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4
Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrower by 11.00 a.m. (Paris time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6           DEFAULT INTEREST

6.1
Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent, above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)
if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4
Notification of interest periods and default rates. The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

6.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

6.7
Application to Master Agreement. For the avoidance of doubt, this Clause 6 does not apply to any amount payable under the Master Agreement in respect of any continuing Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

7           REPAYMENT AND PREPAYMENT

7.1	Amount of repayment instalments. The Borrower shall repay the Loan as follows:

(a)
each Predelivery Tranche shall be repaid in full on the Drawdown Date of the Delivery Advance relative to the Ship to which that Predelivery Tranche relates by applying part of the Delivery Advance in repayment of the Predelivery Tranche; and

(b)	each Delivery Advance by:

(i)	28 equal quarterly instalments each in the amount of $512,500; and

(ii)	a balloon instalment (each, the “Balloon Instalment” and, together, the “Balloon Instalments”) in the amount of $20,650,000,

Provided that if the amount of a Delivery Advance drawdown under this Agreement is less than the maximum amount permitted pursuant to the terms hereof, each repayment instalment and the Balloon Instalment relative to that Delivery Advance shall be reduced pro rata by an amount equal to the undrawn amount.

7.2	Repayment Dates for Tranches.

(a)	Each Predelivery Tranche shall be repaid (unless prepaid pursuant to Clause 7.7(b)) on the Drawdown Date of the Delivery Advance in respect of the Ship to which that Predelivery Tranche relates; and

(b)
the first repayment instalment in respect of each Delivery Advance shall be repaid on a date to be advised by the Lender to the Borrower falling within the 3-month period commencing on the Drawdown Date relative to that Advance and under no circumstances being a date later than the last date of that period, each subsequent repayment instalment shall be repaid at 3-monthly intervals thereafter and the last repayment instalment in respect of that Advance shall be repaid, together with the relevant Balloon Instalment, on the date falling on the seventh anniversary of the Drawdown Date in respect of that Delivery Advance.

7.3	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;

(b)	the Lender has received from the Borrower at least 15 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)
the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

7.6
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrower shall be obliged to prepay:

(a)	the Relevant Amount of the Loan:

(i)	if a Ship is sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(ii)
if a Ship becomes a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; and

(b)	the whole of the Predelivery Tranche relative to a Ship if any of the following occurs, on demand by the Lender:

(i)
the rights of the Borrower or, as the case may be, the relevant Owner under the relevant Underlying Document in respect of the Ship to which that Predelivery Tranche relates are transferred or assigned to a third party (other than any member of the Group and subject to the terms of this Agreement and the other Finance Documents); or

(ii)
either of the Underlying Documents relative to that Ship is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason (including, but not limited to, the occurrence of any of the events listed in Article XI of the relevant Shipbuilding Contract) or a legal or administrative action has been brought against any of the parties to that Underlying Document in connection therewith; or

(iii)
either of the Underlying Documents relative to that Ship is amended or varied without the prior written consent of the Lender except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(iv)
that Ship has not for any reason been delivered to, and accepted by, the Borrower or, as the case may be, the relevant Owner under the relevant Shipbuilding Contract by the end of the relevant Availability Period.

In this Clause 7.7, “Relevant Amount” means if any of the events referred to in paragraphs (a) or (b) of this Clause 7.7 occurs, the whole of the Delivery Advance relative to the Ship which has been sold or has suffered a Total Loss or, if greater, such amount of the Loan which, after giving credit for the amount of the prepayment made pursuant to this Clause 7.7, results in the Asset Cover Ratio being equal to the higher of (i) the Asset Cover Ratio maintained immediately prior to the prepayment made pursuant to this Clause 7.7 and (ii) the Asset Cover Ratio referred to in Clause 14.1.

7.8
Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.9	Application of partial prepayment. Any partial prepayment received by the Lender pursuant to:

(a)
Clause 7.4, shall be applied pro rata between the Delivery Advances and then pro rata reducing any outstanding repayment instalments in respect of each Delivery Advance and the Balloon Instalment relevant to that Delivery Advance; and

(b)	Clause 7.7(a), shall be applied in fully repaying the Delivery Advance applicable to the Ship which has been sold or has suffered a Total Loss and if:

(i)
the amount of the prepayment exceeds the amount of that Delivery Advance pursuant to the calculation of the Relevant Amount, the amount by which such prepayment exceeds that Delivery Advance shall be applied in prepayment of the other Delivery Advance in the manner referred to in paragraph 7.9(a); and

(ii)
any balance of the sale or Total Loss proceeds remains following the application of the prepayments required pursuant to this Clause 7.9(b)(i), such balance shall be released to the Borrower if no Event of Default or Potential Event of Default is in existence at that time.

7.10	No reborrowing. No amount prepaid may be reborrowed.

7.11
Unwinding of Transactions. On or prior to any repayment or prepayment of the Loan (or part thereof) under this Clause 7 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 7.1 unless the Lender agrees otherwise following the Borrower’s written request (which agreement shall be given on such terms as the Lender may require including, without limitation, a requirement for the provision of any additional security as the Lender may require).

8           CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to make an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on or before the Drawdown Date in respect of each Advance A, the Lender receives the documents described in Part B of Schedule 2 in a form and substance satisfactory to it and its lawyers;

(c)	that on or before the Drawdown Date in respect of each Advance B, the Lender receives the documents described in Part C of Schedule 2 in a form and substance satisfactory to it and its lawyers;

(d)	that, on or before the Drawdown Date in respect of each Delivery Advance, the Lender receives the documents described in Part D of Schedule 2 in form and substance satisfactory to it and its lawyers;

(e)	that, on or before service of each Drawdown Notice the Lender has received all accrued commitment commission due and payable pursuant to Clause 19.1(b);

(f)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Advance;

(ii)
the representations and warranties in Clause 9.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing; and

(iv)	there has been no material adverse change in the financial condition, state of affairs or prospects of the Borrower or any Security Party applying at the date of this Agreement;

(g)
that, if the ratio set out in Clause 14.1 were applied immediately following the making of the Delivery Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(h)
that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the relevant Drawdown Date.

8.2
Waivers of conditions precedent. If the Lender, at its discretion, permits an Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Lender may specify).

9           REPRESENTATIONS AND WARRANTIES

9.1	General. The Borrower represents and warrants to the Lender as follows.

9.2	Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of The Marshall Islands.

9.3	Share capital and ownership. The Borrower has an authorised share capital divided into 63,410,360 common shares each of $0.01 par value and issued in registered form.

9.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Shipbuilding Contracts and the Finance Documents to which the Borrower is a party; and

(b)
to borrow under this Agreement, to enter into Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is party.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6
Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8
No conflicts. The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets including, without limitation, its shareholding in the Owners.

9.9
No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default or Potential Event of Default has occurred.

9.11
Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10,5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

9.12
No litigation. No legal or administrative action involving the Borrower, either of the Owners and the Ships (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s financial position or profitability.

9.13
Validity and completeness of Underlying Documents. Each Underlying Document constitutes valid, binding and enforceable obligations of the parties thereto respectively in accordance with its terms; and:

(a)	copy of each Underlying Document delivered to the Lender before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to either of the Underlying Documents have been agreed nor has any of the parties thereto waived any of their respective rights thereunder.

9.14
No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to an Owner, the Builder or a third party in connection with the purchase by that Owner of that Ship, other than as disclosed to the Lender in writing on or prior to the date of this Agreement (including, without limitation, any information disclosed in the Form F-1 registration statement and prospectus filed with the US Securities and Exchange Commission, a copy of which has been delivered to the Lender on or before the date of this Agreement).

9.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.16	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

9.17	ISM Code and ISPS Code compliance. All requirements of the ISM Code and ISPS Code as they relate to the Borrower, the Owners, the Approved Managers and the Ships have been complied with.

9.18
No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council).

10           GENERAL UNDERTAKINGS

10.1	General. The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge and pari passu ranking. The Borrower will:

(a)
hold the legal title to, and own the entire beneficial interest in the shares of each Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Document and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(c)
procure that its liabilities under the Finance Documents to which it is a party rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

10.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of the Ship as to which Clause 13.13 applies.

10.4
No other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except liabilities and obligations under the Shipbuilding Contract and the Finance Documents and liabilities or obligations reasonably incurred in the ordinary course of its business (which shall include, without limitation, incurring Financial Indebtedness for the financing of the vessels owned by its subsidiaries guaranteeing the obligations of its subsidiaries and all other matters reasonably incidental thereto).

10.5
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements. The Borrower will send to the Lender:

(a)
as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Borrower (commencing with the Financial Year which ended 31 December 2010), the audited consolidated accounts of the Group for that Financial Year; and

(b)
as soon as possible, but in no event later than 90 days after the end of each quarterly period in each Financial Year of the Borrower (commencing with the financial quarter ending on 30 March 2011), the consolidated unaudited accounts of the Group for that 3-month period, certified as to their correctness by the chief financial officer of the Borrower.

10.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP;

(b)	give a true and fair view of the state of affairs of the Borrower and the Group at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower and the Group.

10.8
Shareholder and creditor notices. The Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s shareholders or creditors or any class of them.

10.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for the Borrower and each Owner to perform its obligations under any Finance Document;

(b)	for the validity or enforceability of any Finance Document and each Underlying Document; and

(c)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance) with the terms of all such consents.

10.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11
Notification of litigation. The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, either of the Owners, any other Security Party, an Approved Manager or the Ships, the Earnings or the Insurances of either Ship as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12
No amendment to Underlying Documents. The Borrower will procure that neither of the Owner will agree to any amendment or supplement to, or waive or fail to enforce, either of the Underlying Documents to which it is a party or any of its provisions other than any amendments or supplements required pursuant to each Shipbuilding Contract to give effect to the Nomination relative thereto.

10.13
Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 27.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands (other than the executed offices in Athens).

10.14
Confirmation of no default. The Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.15	Notification of default. The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Lender fully up-to-date with all developments.

10.16	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to the Borrower, the Owners, the Ships, the Earnings or the Insurances of the Ships; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Lender at any time.

10.17
Ownership. The Borrower shall remain the direct or indirect owner of all of the limited liability company interests in each Owner and shall ensure that there is no change in the legal and beneficial ownership of the shares in each Owner throughout the Security Period.

10.18
General and administrative costs. The Borrower shall ensure that the payment of all the general and administrative costs of the Borrower and the Owners in connection with the ownership and operation of the Ships (including, without limitation, the payment of the management fees pursuant to the Management Agreements) shall be fully subordinated to the payment obligations of the Borrower or, as the case may be, the Owners, under this Agreement and the other Finance Documents throughout the Security Period.

10.19
Nomination. The Borrower shall ensure that each Nomination shall be effected not later than the date falling 3 days prior to the relevant Delivery Date and shall deliver, or procure there are delivered, to the Lender on the Nomination Date relative to that Nomination:

(a)	evidence satisfactory to the Lender that such Nomination has been effected in accordance with the relevant Shipbuilding Contract;

(b)
an original of the relevant Refund Guarantee duly issued in the name of the Owner which is subject to that Nomination and of all documents (to be in form acceptable to the Lender) signed or issued by that Owner or, as the case may be, the Refund Guarantor (or either of them) under or in connection with that Refund Guarantee;

(c)	executed copies of the Predelivery Security Assignment relative to that Owner (and of each document required to be delivered to the Lender thereunder);

(d)	documents equivalent to those referred to in paragraphs 3, 4, 5 of Schedule 2, Part A in connection with the execution of the Predelivery Security Assignment by the relevant Owner; and

(e)	documents and evidence equivalent to those referred to in paragraphs 9 and 10 of Schedule 2, Part A.

10.20	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application

of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary

“know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents,

10.21
Notification of redemption, purchase or return of share capital. The Borrower will, as soon as practicable prior to the date on which it intends to effect any form of redemption, purchase or return of share capital provide the Lender with any additional financial or other information relating to such redemption, purchase or return of share capital for the purposes of Clause 11.3(b).

11	CORPORATE UNDERTAKINGS

11.1	General. The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

11.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)
effect any form of redemption, purchase or return of share capital if, in the opinion of the Lender, the effect of such redemption, purchase or return of share capital would adversely affect the Borrower’s compliance with the terms of the Finance Documents (including, but not limited to, the Borrower’s obligations under Clause 11.4); or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected; or

(iii)
enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that it shall not prevent or restrict the Borrower from on-lending the Loan to the Owners (or any loan or other facility made available to the Borrower for financing a newbuilding vessel or, as the case may be, a Fleet Vessel to be owned or, as the case may be, owned by any subsidiary of the Borrower in the ordinary course of the Borrower’s business); or

(d)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

11.4
Minimum Liquidity. The Borrower shall ensure that throughout the Security Period each Owner maintains on the Earnings Account relative to its Ship a credit balance of not less than $500,000 and such balance shall be included in the calculation of the Liquid Funds of the Fleet Vessels pursuant to Clause 11.5(b).

11.5	Financial Covenants. The Borrower undertakes that at all times:

(a)	the Leverage Ratio shall not be greater than 70 per cent; and

(b)
the members of the Group will maintain Liquid Funds in an amount of at least the higher of (i) $10,000,000 and (ii) $500,000 per Fleet Vessel (including, without limitation, each Mortgaged Ship and the amount standing to the credit of each Earnings Account pursuant to Clause 11.4).

11.6
Subordination of rights of Borrower. All rights which the Borrower at any time has (whether in respect of the Loan or any other transaction) against any Owner or its assets shall be fully subordinated to the rights of the Lender under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of either Owner prove for any amount payable to the Borrower by an Owner, whether in respect of the Loan or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Borrower to the Owners (or either of them).

11.7
Compliance Check. Compliance with the undertakings contained in Clause 11.5 shall be determined as at 30 June and 31 December in each Financial Year of the Borrower by reference to, in the case of the compliance check as at 30 June, the unaudited consolidated accounts of the Group for the first 2 financial quarters in each Financial Year delivered by the Lender pursuant to this Agreement and for the compliance check as at 31 December in each Financial Year, the audited consolidated accounts for that financial year of the Group delivered to the Lender pursuant to this Agreement. At the same time as it delivers those consolidated accounts, the Borrower shall deliver to the Lender a Compliance Certificate signed by the chief financial officer of the Borrower.

12           INSURANCE

12.1
General. The Borrower also undertakes with the Lender to procure that each Owner will comply, at all times during the Security Period, after the Delivery Date in respect of the Ship to be acquired by that Owner, with the following provisions of this Clause 12 except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including protection and indemnity war risks);

(c)
in the case of protection and indemnity war risks, in an amount equal to the amount for which the war risks under the hull policies are effected (including, without limitation, protection and indemnity war risks in excess of the amount of war risks (hull));

(d)	protection and indemnity risks in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and

(e)
any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for the relevant Owner to insure and which are specified by the Lender by notice to the relevant Owner.

12.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount, which when aggregated with the insured value of the other Mortgaged Ship is equal to 120 per cent. of the aggregate of (A) the Loan and (B) any Swap Exposure and (ii) the Market Value of the Ship owned by it; and

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks, in respect of the full value and tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	name the Lender as sole loss payee with such directions for payment as the Lender may specify;

(b)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(c)
provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Lender in respect of any rights or interests (secured or not) held by or available to the Lender in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the relevant Owner) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender;

(e)	provide that the Lender may make proof of loss if the relevant Owner fails to do so; and

(f)
provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Lender, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Lender for 30 days (or 7 days in the case of war risks) after receipt by the Lender of prior written notice from the insurers of such cancellation, change or lapse.

12.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)
notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the relevant Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Lender’s approval to the matters referred to in paragraph (i) above;

(b)	at least 7 days before the expiry of any obligatory insurance, renew the insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6
Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Lender with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Lender, not less than 7 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions;

(e)
they will notify the Lender if any person other than the Owner is named as assured or co- assured in any of the obligatory insurances and shall procure that, upon the written request of the Lender, such additional assured or co-assured executes in favour of the Lender an assignment (in such form as the Lender may approve or require) of its interest in the obligatory insurances; and

(f)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the relevant Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Lender.

12.7
Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)
where required to be issued under the terms of insurance/indemnity provided by the relevant Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in accordance with the requirements of such protection and indemnity association; and

(d)
a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship if applicable.

12.8
Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

12.9
Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

12.10
Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Restrictions on employment. The Borrower shall procure that no Owner shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

12.12
Compliance with terms of insurances. The Borrower shall procure that no Owner shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)
each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)
no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)
each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.13
Alteration to terms of insurances. The Borrower shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Lender.

12.14
Settlement of claims. The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.15
Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Lender, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.16
Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.17 below or dealing with or considering any matters relating to any such insurances and the Borrower shall, within a reasonable time following the Lender’s written demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

12.17
Mortgagee’s interest and additional peril insurances. The Lender shall effect, maintain and renew all or any of the following insurances, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate:

(a)
a mortgagee’s interest marine insurance in an amount of not less than 110 per cent. of the aggregate of (i) the Loan and (ii) the Swap Exposure as may be required by the Lender providing for the indemnification of the Lender for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Ship or a liability of a Ship or of the Owner thereof, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a nonpayment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)
any act or omission on the part of an Owner, of any operator, charterer, manager or sub-manager of the Ship owned by that Owner or of any officer, employee or agent of that Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)
any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of an Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Owner or of such a person, including the casting away or damaging of the Ship owned by that Owner and/or that Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;

(b)
if required by the Lender (in its discretion), a mortgagee’s interest additional perils insurance in an amount of not less than 110 per cent. of the aggregate of (i) the Loan and (ii) the Swap Exposure providing for the indemnification of the Lender against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of that Ship, the imposition of any Security Interest over that Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.18
Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting the Owners or the Ships and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

12.19
Modification of insurance requirements. The Lender shall notify the Borrower of any proposed modification under Clause 12.18 to the requirements of this Clause 12 which the Lender, acting upon the advice of its insurance consultants, considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 12 and shall bind the Borrower accordingly.

12.20
Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the Owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.19.

13           SHIP COVENANTS

13.1
General. The Borrower also undertakes with the Lender to procure that each Owner shall comply, at all times during the Security Period after the Delivery Date in respect of the Ship to be acquired by that Owner, with the following provisions of this Clause 13 except as the Lender may otherwise permit.

13.2	Ship’s name and registration. The Borrower shall procure that each Owner shall:

(a)	keep the Ship owned by it registered in its ownership under an Approved Flag;

(b)	not change the name or port of registry of either Ship; and

(c)	not do or allow to be done anything as a result of which such registration might be cancelled or imperilled.

13.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain the highest class with American Buraeu, namely +A1(E) Bulk Carrier, CSR, AB-CM, BC-A (Holds 2,4,6 and 8 may be empty), +AMS, +ACCU, ESP, GRAB(20)+BWE, UWILD, CPS, TCM, CRC, ENVIRO, PMA, SQE, GP, MLCACCOM, HIMP or any other first-class classification society which is a member of IACS acceptable to the Lender free of overdue recommendations and conditions of such classification society; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation.

13.4
Classification society undertaking. The Borrower shall procure that each Owner shall instruct the classification society referred to in Clause 13.3(b) (and procure that the classification society undertakes with the Lender):

(a)
to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the classification society in relation to the Ship owned by the applicable Owner;

(b)
to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of the applicable Owner and its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:

(i)	receives notification from the applicable Owner or any person that the relevant Ship’s classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Owner’s or the Ship’s membership of the classification society;

(d)	following receipt of a written request from the Lender:

(i)
to confirm that each Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if an Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

13.5
Modification. The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce her value.

13.6
Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the Mortgage relative to that Ship Provided that each Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

13.7
Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender (at the expense of the Borrower) with copies of all survey reports.

13.8
Inspection. The Borrower shall procure that each Owner shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times (but in any event without interfering with the ordinary trading of that Ship) to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. All fees and expenses incurred in relation to the appointment of surveyors shall be for the account of the Borrower.

13.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances;

(b)	all taxes, dues and other amounts charged in respect of that Ship, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of that Ship, her Earnings or her Insurances and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, the relevant Owner shall procure her release by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc. The Borrower shall procure that each Owner and each Approved Manager shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by the relevant Owner, its ownership, operation and management or to the business of that Owner;

(b)	not employ the relevant Ship nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the relevant Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the Owner thereof has (at its expense) effected any special, additional or modified insurance cover required for it to enter or trade to any war zone.

13.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Lender with any information which the Lender request regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	its compliance or the compliance of the relevant Ship with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter relating to that Ship and of any current charter guarantee, and copies of the ISM Code Documentation and the ISPS Code Documentation.

13.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Lender by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of that Ship;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against an Owner, each Approved Manager or otherwise in connection with a Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with and the Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of the Owners’, each Approved Manager’s or any other person’s response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)
enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months (save for any such time charter disclosed to the Lender by the Borrower, the terms of which have been approved by the Lender, on or prior to the date of this Agreement);

(c)	change the terms on which the Ship owned by it is employed or the identity of the person by whom that Ship is employed;

(d)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(e)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(f)	appoint a manager of the Ship owned by it other than an Approved Manager or agree to any alteration to the terms of an Approved Manager’s appointment;

(g)	de-activate or lay up the Ship owned by it; or

(h)
put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise.

13.14
Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage applicable to the Ship owned by it registered against that Ship as a valid first priority or preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Owner to the Lender.

13.15	Sharing of Earnings. The Borrower shall procure that no Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)
enter into any agreement or arrangement for the postponement of any date on which any Earnings are due or the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

13.16
Charterparty Assignment. If an Owner enters into any Charterparty in respect of its Ship, the Borrower shall procure that the relevant Owner shall execute in favour of the Lender a Charterparty Assignment in respect of that Charterparty, and shall deliver to the Lender such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 2, Part A as the Lender may require.

14           SECURITY COVER

14.1	Minimum required security cover. Clause 14.2 applies if the Lender notifies the Borrower that:

(a)	the aggregate of the Market Value of the Mortgaged Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 14,

is below the Relevant Percentage of the Loan.

In this Clause 14.1:

“Approved Charter” means any Charterparty having an unexpired duration of at least 18 months; and

“Relevant Percentage” means:

(A)	during the period commencing on the first Delivery Date to occur after the date of this Agreement and ending on the second anniversary thereof, 120 per cent.; and

(B)	at all other times, 125 per cent. unless a Mortgaged Ship is subject to an Approved Charter, in which case the Relevant Percentage shall be 120 per cent., for the duration of such Approved Charter.

14.2
Provision of additional security; prepayment. If the Lender serves a notice on the Borrower under Clause 14.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Lender’s notice is served under Clause 14.1 (the “Prepayment Date”) unless at least Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Lender may approve or require.

14.3	Valuation of Ship. The market value of a Mortgaged Ship at any date is that shown by a valuation prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an independent sale and purchase shipbroker which the Lender has approved or appointed for the purpose;

(c)	with or without physical inspection of that Ship (as the Lender may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

14.4
Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.3.

14.5
Valuations binding. Any valuation under Clause 14.2, 14.3 or 14.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest.

14.6
Provision of information. The Borrower shall promptly provide the Lender and any shipbroker or expert acting under Clause 14.3 or 14.4 with any information which the Lender or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by it) considers prudent.

14.7
Payment of valuation expenses. Without prejudice to the generality of the Borrower’s obligations under Clauses 19.2, 19.3 and 20.3, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

14.8	Application of prepayment. Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2.

15           PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by the Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (Paris time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to such account with such other bank as the Lender may from time to time notify to the Borrower.

15.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3
Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4
Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.5
Accounts prima facie evidence. If the account maintained under Clauses 15.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

16           APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreement in the following proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Lender under the Finance Documents and the Master Agreement (in respect of any Transactions) other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrower under Clauses 19, 20 and 21 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Lender under any of the Finance Documents and the Master Agreement (in respect of any Transactions) (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement (in respect of any Transactions) but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 16); and

(iii)
thirdly, in or towards satisfaction pro rata of the. Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document (in the case of the Master Agreement, in respect of any Transaction) but which the Lender, by notice to the Borrower and the Security Parties, states that in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 16.1(a), 16.1(b), 16.1(c) and 16.1(d); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

16.2
Variation of order of application. The Lender may, by notice to the Borrower and the Security Parties, provide for a different manner of application from that set out in Clause 16 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3
Notice of variation of order of application. The Lender may give notices under Clause 16 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the second Business Day before the date on which the notice is served.

16.4
Appropriation rights overridden. This Clause 16 and any notice which the Lender gives under Clause 16 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

17           APPLICATION OF EARNINGS

17.1
Payment of Earnings. The Borrower undertakes with the Lender to ensure that, throughout the Security Period and subject only to the other provisions of this Agreement and the General Assignment, all the Earnings of each Ships are paid to the Earnings Account relative to that Ship and all payments made in relation to that Ships and/or its Owner are made from that Earnings Account

17.2
Monthly retentions. The Borrower undertakes with the Lender to ensure that, in each calendar month of the Security Period after a Ship’s Delivery Date, on such dates as the Lender may from time to time specify, there is transferred to the Retention Account out of the Earnings of that Ship received in the Earnings Account for that Ship during the preceding calendar month:

(a)	one-third of the amount of the repayment instalment in respect of the Delivery Advance to which that Ship relates falling due under Clause 7.1(b) on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the relevant Delivery Advance which is payable on the next due date for payment of interest under this Agreement.

The “relevant fraction” is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or, if the period is shorter, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

17.3
Shortfall in Earnings. If the aggregate Earnings received in the Earnings Account are insufficient in any month for the required amount to be transferred to the Retention Account under Clause 17.2, the Borrower shall make up the amount of the insufficiency on demand from the Lender; but, without thereby prejudicing the Lender’s right to make such demand at any time, the Lender may permit the Borrower to make up all or part of the insufficiency by increasing the amount of any transfer under Clause 17.2 from the Earnings received in the next or subsequent months.

17.4
Application of retentions. Until an Event of Default or a Potential Event of Default occurs, the Lender shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with Clause 15.1 so much of the balance on the Retention Account as equals:

(a)	the repayment instalment or instalments due on that Repayment Date; or

(b)	the amount of interest payable on that interest payment date,

in discharge of the Borrower’s liability for that repayment instalment or that interest.

17.5
Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lender likely to remain on the Retention Account.

17.6
Release of accrued interest. Interest accruing under Clause 17.5 shall be released to the Borrower on each Repayment Date unless an Event of Default or a Potential Event of Default has occurred or the then credit balance on the Retention Account is less than what would have been the balance had the full amount required by Clause 17.2 (and Clause 17.4, if applicable) been transferred in that and each previous month.

17.7	Location of Accounts. The Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Accounts (or any of them); and

(b)
execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts (or any of them).

17.8
Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable to it under Clause 19 or 20 or payment of which it has become entitled to demand under Clause 19 or 20.

17.9	Borrower’s obligations unaffected. The provisions of this Clause 17 (as distinct from a distribution effected under Clause 17.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

18           EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 8.2, 10.2, 10.3, 11.2, 11.3, 11.5 or 14.2; or

(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) which, in the opinion of the Lender, is capable of remedy and such default continues unremedied 10 or, in the case of subparagraph (1) below, 60, days after written notice from the Lender requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in any Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraph (a), (b) or (c)); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating:

(A)	in the case of the Borrower, $1,000,000; and

(B)	in the case of all other Relevant Persons, $200,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Owners which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender is similar to any of the foregoing; or

(h)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any consent necessary to enable the Borrower to own the shares in each Owner or each Owner to operate or charter the Ship owned by it or to enable the Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document or the Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of legal this Agreement in the ownership of the limited liability company interests of either of the Owners; or

(l)	it appears to the Lender that:

(i)
the chairman of the Borrower’s board of directors (the identity of whom has been advised by the Borrower to the Lender on or prior to the date of this Agreement) ceases to hold that office at any time during the Security Period; or

(ii)
that chairman or the members of the chairman’s family (the identity of whom have been advised by the Borrower to the Lender on or prior to the date of this Agreement) ceases or, as the case may be, cease to have an active role in the Borrower’s management and decision making process; or

(m)	any of the Underlying Documents is amended and/or varied without the prior written consent of the Lender; or

(n)	any of the following occurs in relation to the Master Agreement:

(i)	notice of an Early Termination Date is given by the Lender under Section 6(a) of the Master Agreement; or

(ii)	a person entitled to do so gives notice of Early Termination Date under Section (b)(iv) of the Master Agreement; or

(iii)	an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(iv)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Lender; or

(o)
any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(p)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Relevant Person; or

(ii)	any accident or other event involving the Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Lender considers that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which each is a party as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are cancelled; and/or

(b)
serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) and (b), the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of obligations. On the service of a notice under Clause 18.2(a), all the obligations of the Lender to the Borrower under this Agreement shall be cancelled.

18.4
Acceleration of Loan. On the service of a notice under Clause 18.2(b), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5
Multiple notices; action without notice. The Lender may serve notices under Clause 18.2(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

18.7
Relevant Persons. In this Clause 18, a “Relevant Person” means the Borrower, a Security Party and any other member of the Group; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

18.8
Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19           FEES AND EXPENSES

19.1	Arrangement and commitment fees. The Borrower shall pay to the Lender:

(a)
on the date of this Agreement, or any other date as may be agreed in writing between the Lender and the Borrower, a non-refundable management fee of $630,000 (representing 0.90 per cent. of the maximum available amount of the Loan); and

(b)
quarterly in arrears during the period from (and including) the date of this Agreement to the earlier of (i) the Drawdown Date in respect of the second Delivery Advance and (ii) the last day of the Availability Period (and on the last day of such period), a nonrefundable commitment fee at the rate of 0.90 per cent, per annum on the undrawn amount of the Loan.

19.2
Costs of negotiation, preparation etc. The Borrower shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3	Costs of variation, amendments, enforcement etc. The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4
Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

19.5
Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20           INDEMNITIES

20.1
Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6); and

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20,1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

20.3
Miscellaneous indemnities. The Borrower shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4
Currency indemnity. If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5
Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.6
Application to Master Agreement. For the avoidance of doubt, Clause 20.4 does not apply in respect of sums due from the Borrower to the Lender under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21           NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3
Evidence of payment of taxes. Within one month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4
Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

21.5
Application to Master Agreement. For the avoidance of doubt, Clause 21 does not apply in respect of sums due from the Borrower to the Lender under or in connection with the Master Agreement which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

22           ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2
Notification and effect of illegality. On the Lender notifying the Borrower under Clause 22.1, the Lender’s obligation to make any further Advances shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 7.

23           INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrower that it considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”;

(c)
the effect of complying with the regulations set out in the “International Convergence of Capital Standards, a Revised Framework” published by the Basle Committee on Banking Supervision in June 2004 as implemented in the EU by the Capital Requirements Directive (2006/48/EC and 2006/49/EC) (or any subsequent amendment or substitute agreement) is that the Lender (or a parent company of it) has incurred or will incur an “increased cost” when compared to the cost of complying with such regulations as determined by the Lender (or a parent company of it) on the date of this Agreement.

In this Clause 23.1, “increased cost” means:

(i)
an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(iii)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.1 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate

23.2
Payment of increased costs. The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

23.3
Notice of prepayment. If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 23.2, the Borrower may give the Lender not less than 14 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

23.4
Prepayment. A notice under Clause 23.3 shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

23.5	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24           SET-OFF

24.1	Application of credit balances. The Lender may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2
Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

25           TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer by Borrower. The Borrower may not, without the consent of the Lender transfer any of its rights, liabilities or obligations under any Finance Document.

25.2
Assignment by Lender. The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents subject to such assignment being made to no more than 2 internationally acknowledged banks with a long standing presence in the shipping finance industry approved by the Borrower (such approval not to be unreasonably withheld or delayed).

25.3
Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made by the Borrower or any other Security Party in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4
Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5
Disclosure of information. The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)	the date on which the Borrower receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

25.7
Security over Lender’s rights. In addition to the other rights provided to the Lender under this Clause 25, the Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
if the Lender is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.

26           VARIATIONS AND WAIVERS

26.1
Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27           NOTICES

27.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrower:	7 Fragoklisias 151 25 Maroussi Athens Greece Fax No: +30 210 61 78 378

(b)	to the Lender:	Credit Agricole Corporate and Investment Bank 9, quai du President Paul Doumer Paris La Defense Cedex France Fax No: +33 141 89 29 87

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5
Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.7	English language. Any notice under or in connection with a Finance Document shall be in English.

27.8	Meaning of “notice”. In this Clause 28 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28           SUPPLEMENTAL

28.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3	Counterparts. A Finance Document may be executed in any number of counterparts.

28.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29           LAW AND JURISDICTION

29.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

29.2	Exclusive English jurisdiction. Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

29.3	Choice of forum for the exclusive benefit of the Lender. Clause 29.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

29.4
Process agent. The Borrower irrevocably appoints Hill Dickinson Services (London) Ltd, at its registered office for the time being, presently at 7 Duke’s Place, London EC3A 7LP, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

29.5
Lender’s rights unaffected. Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6
Meaning of “proceedings”. In this Clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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